Exhibit 23.1

November 7, 2005

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.,

Washington DC 20549

Re: Eden Energy Corporation –Form SB-2/A Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2/A Registration Statement dated November 7, 2005, of the following:

•

Our report to the Stockholders and Board of Directors of Eden Energy Corporation dated January 31, 2005 on the financial statements of the Company as at December 31, 2004 and the statements of operations, changes in stockholders’ equity and cash flows for the year then ended.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

/s/ Dale Matheson Carr-Hilton LaBonte

Dale Matheson Carr-Hilton LaBonte

Chartered Accountants

Vancouver, British Columbia